SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 5, 2006

COMPREHENSIVE HEALTHCARE SOLUTIONS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	0-26715	58-0962699
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

45 LUDLOW STREET, SUITE 602

YONKERS, NEW YORK 10705
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(914) 375-7591
(ISSUER TELEPHONE NUMBER)

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

On December 5, 2006, the Company entered into an agreement with Comprehensive Associates, LLC (“Associates”) whereby certain assets of the Company were transferred to Associates. These assets include, but are not limited to, all of the Company’s right, title, and interest, in, to, and under a Marketing Affiliation Agreement with Alliance Heathcard, Inc. Based upon same, at this time, Associates is operating the medical discount card business which the Company had been operating in the past. As consideration for the assignment of assets, Associates agrees to cancel a $27,400 loan issued June 16, 2006, and the Company’s obligation to reimburse Associates for legal fees related to that loan in the maximum amount of $20,188.75. In addition, Associates has agreed to cancel other portion of penalties, interest and fees to have the total consideration equal $75,000 as well as assuming any liabilities which were generated as a part of the Marketing Affiliation Agreement. In further consideration for the Transfer, Associates has extended the repayment period for the $235,000 loan issued August 19, 2005 until May 5, 2007. Although this agreement has been executed by the parties, all conditions have not been met at this time since Alliance Healthcard, Inc. has not consented to the assignment. At such time as Alliance consents to the assignment, this transaction will be consummated.

On January 3, 2007, the Company entered into an agreement to convey the Company’s interest in Accutone, Inc. (“Accutone”), to Larry A. Brand (“Brand”) in consideration for the cancellation of a $218,500 loan issued by Brand on June 6, 2006 and accrued interest on the loan. Accutone is a Pennsylvania corporation in the business of selling hearing aid products. The Company owns all of the issued and outstanding shares of stock of Accutone. Accutone has been minimally profitable in its operations within the last five years, its balance sheet does not reflect a positive liquidation value, and the shares of stock of Accutone have no realizable value for the Corporation, as there is no viable market for its stock in light of its history. Brand has been active in the business of hearing aid manufacturing and marketing and was a participant in the creation of Accutone, and desires to take ownership of the business.

On January 3, 2007, Accutone entered into an agreement with John Treglia. Pursuant to that agreement, Mr. Treglia has agreed to take title to the stock of Interstate Hearing Aid, Inc. (“Interstate”), Accutone’s wholly-owned subsidiary, from Accutone upon the conveyance of the Accutone stock to Brand as set forth above. Interstate is a Pennsylvania corporation, which is insolvent, and which owes, among other obligations, in excess of $350,000 of which $200,000 to $250,000 represents federal and state withholding taxes for the years 2001 through 2006.

To date we have not been able to raise additional funds through either debt or equity offerings. Without this additional cash we have been unable to pursue our plan of operations and we no longer believe that we will be able to raise the necessary funds to continue to pursue our business operations. Since we have not been able to raise funds, have entered into the above transaction and we have ceased the pursuit of our business plan and are actively seek out and investigating possible business opportunities with the intent to acquire or merge with one or more business ventures. We are currently in discussions with and are in the process of doing the appropriate due diligence with approximately four entities. We believe that based upon our initial review at least one of these entities should have the ability to enhance the overall financial condition of the Company in both the near and long term as well as add shareholder value. Please note that the filing of this Form 8K is late based on the dates of the agreements set forth above. However, the Company had previously disclose such matters in its November 30, 2006 10QSB and wanted to finalize all divestitures prior to filing this 8K.

ITEM 5.02 Departure of Directors or Principal Officers

On December 8, 2006, Dr. Frank Castanaro resigned as a member of the Board of Directors of the Company to pursue other interests. Dr. Castanaro did not resign due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.
10.1 Agreement between the Company and Comprehensive Associates, LLC*
10.2 Agreement between the Company and Larry Brand*
10.3 Agreement between Accutone, Inc and John Treglia*

* Filed as an exhibit to the 8K filed with the SEC on February 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Comprehensive Healthcare Solutions, Inc.

By: /s/ John Treglia
JOHN TREGLIA
CHIEF EXECUTIVE OFFICER

Dated: February 6, 2007